Exhibit 99.1

Anika Therapeutics Reports Third-Quarter 2014 Financial Results

Third-Quarter Total Revenue Grows 24% to $22.1 Million

Earnings per Share Increase to $0.40 from $0.33

BEDFORD, Mass.--(BUSINESS WIRE)--October 29, 2014--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair, based on hyaluronic acid (HA) technology, today reported financial results for the quarter ended September 30, 2014.

Management Commentary

“Anika continued to deliver strong financial results this quarter, driven by growing demand for our key viscosupplementation products, Orthovisc® and Monovisc®, as well as our business performance improvement initiatives,” said Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “Total revenue increased by 24% and product revenue grew by 29% as compared to the third quarter last year.”

“We made solid progress this quarter on our strategy to increase Anika’s share of the global viscosupplementation market. Growth in U.S. sales of our flagship multi-injection product, Orthovisc, continued to outpace overall market growth. Our single-injection product, Monovisc, has been steadily gaining domestic market share since its U.S. commercial launch in the second quarter of 2014. Monovisc continues to be very well received by the orthopedic physician community and by patients. The improvements we expect as a result of reimbursement and access to formularies for Monovisc should strengthen our U.S. single-injection market position in the quarters ahead.”

“On the research and development front, we further advanced our product pipeline strategy for Cingal® and Hyalofast™. Patient follow-up activities for the Cingal phase III clinical trial were completed in September, and we quickly moved to lock the database and begin final data analysis. During the quarter, we also received encouraging feedback from the FDA related to our proposed investigational device protocol for Hyalofast, which we submitted in June 2014. Planning activities are currently underway for a Hyalofast clinical trial to commence in the second half of 2015.”

“Looking ahead to the fourth quarter, we expect continued growth in viscosupplementation patient demand in our U.S. market, and we expect our product revenue to grow faster than the market growth rate. At the same time, revenue for the fourth quarter is expected to fall short of our internal expectations due to partner ordering patterns and weaker than expected international sales. The potential assignment of a unique J-Code for Monovisc from CMS and its related milestone payment, does however, provide revenue upside. Longer term, given the robust demand for our products, as well as the improved efficiencies in our business and our strong product pipeline, Anika is well-positioned for continued revenue growth and profitability,” Sherwood concluded.

Revenue

Anika’s total revenue for the third quarter of 2014 was $22.1 million, compared with $17.8 million in the third quarter of 2013. Product revenue was $22.0 million, compared with $17.0 million in the third quarter last year. The increases in total revenue and product revenue versus the prior-year period were largely driven by higher domestic and international viscosupplementation product sales.

Product Gross Margin and Operating Expenses

Product gross margin for the third quarter of 2014 improved to 74%, increasing from 68% in the third quarter of 2013. This improvement was driven by a more favorable product mix and increased royalties from the Company’s U.S. viscosupplementation products, as well as efficiency gains and cost reductions. Total operating expenses for the third quarter of 2014 were $11.8 million, compared with $10.0 million during the same period a year earlier. Third-quarter research and development expenses were $2.0 million, compared with $1.6 million in the third quarter of 2013. Selling, general and administrative expenses were up 27% from the third quarter of 2013, primarily reflecting increased personnel-related expenses, higher external professional fees and increased corporate governance costs.

Operating and Net Income

Operating income for the third quarter of 2014 was $10.3 million, compared with $7.8 million in the same period in 2013. Net income for the third quarter was $6.2 million, or $0.40 per diluted share, compared with $5.0 million, or $0.33 per diluted share, in the third quarter last year. Operating income, net income and earnings per share were higher year-over-year primarily due to increased product revenue and product gross profit.

Cash and Cash Equivalents

Anika’s cash and investments at September 30, 2014 increased to $91.8 million, up from $63.3 million at December 31, 2013. This $28 million increase was driven primarily by higher income from operations, milestone payments earned by the Company, and stock options exercised during the period.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and financial outlook tomorrow, Thursday, October 30 at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 855-468-0611 (international callers dial 484-756-4332). In addition, the call will be available through a live audio webcast in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation also may be accessed via the Anika Therapeutics website. The call will be archived and accessible on the same website shortly after its conclusion.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika's products range from orthopedic/joint health solutions led by Orthovisc® and Monovisc®, treatments for osteoarthritis of the knee; to surgical aids in the anti-adhesion and ophthalmic fields. The Company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika's Italian subsidiary, Anika Therapeutics S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Its regenerative technology advances Anika's vision to offer therapeutic products and medical solutions that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to (i) the Company and its partner’s ability to successfully complete their plan to commercialize Monovisc in the U.S., including our ability to obtain a unique CMS reimbursement J-Code for Monovisc; (ii) our ability to capitalize on the strengths of our viscosupplementation portfolio; (iii) our ongoing initiatives to improve performance across the business; (iv) our efforts and ability to strengthen and expand our international orthobiologics distribution network; (v) the Company’s plans to continue to drive efficiencies in operations and manufacturing; (vi) the prospects for the Company’s product pipeline, including viscosupplementation and regenerative product development; (vii) bringing Cingal® and HyalofastTM to market; (viii) our ability to successfully execute our plans and achieve growth targets; (ix) the Company’s revenue expectations and projections for the fourth quarter of 2014; (x) our expectations for future growth and profitability improvement in the quarters ahead; and (xi) timing of commencement or completion of clinical trials, as well as the Company’s expectations regarding product revenue growth rates as compared to the market. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties and other factors. The Company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain pre-clinical or clinical data to support domestic and international pre-market approval applications or 510(k) applications, or timely file and receive FDA or other regulatory approvals or clearances of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the Company's research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (vi) the Company’s ability to successfully complete its commercialization plan for Monovisc in the U.S.; (vii) the Company’s ability to provide an adequate and timely supply of its products to its customers; (viii) our ability to continue to successfully manage Anika Therapeutics S.r.l.’s business; and (ix) the Company’s ability to achieve its growth targets. Certain other factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as well as those described in the Company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Product revenue	$21,975,312	$17,023,346	$57,593,873	$51,585,242
Licensing, milestone and contract revenue	80,111	731,092	24,746,497	2,244,584
Total revenue	22,055,423	17,754,438	82,340,370	53,829,826

Operating expenses:
Cost of product revenue	5,724,800	5,377,568	15,418,732	16,530,070
Research & development	1,999,867	1,618,012	6,160,740	5,029,974
Selling, general & administrative	4,044,538	3,188,669	11,401,399	10,536,462
Restructuring credits	-	(196,084)	-	(442,869)
Total operating expenses	11,769,205	9,988,165	32,980,871	31,653,637
Income from operations	10,286,218	7,766,273	49,359,499	22,176,189
Interest income (expense), net	9,937	(32,816)	16,339	(108,755)
Income before income taxes	10,296,155	7,733,457	49,375,838	22,067,434
Provision for income taxes	4,125,355	2,776,199	18,872,435	8,147,282
Net income	$6,170,800	$4,957,258	$30,503,403	$13,920,152

Basic net income per share:
Net income	$0.42	$0.36	$2.09	$1.03
Basic weighted average common shares outstanding	14,758,781	13,682,449	14,626,933	13,534,334
Diluted net income per share:
Net income	$0.40	$0.33	$1.97	$0.95
Diluted weighted average common shares outstanding	15,434,875	14,958,965	15,469,237	14,673,879

Net income	$6,170,800	$4,957,258	$30,503,403	$13,920,152
Other comprehensive income (loss)
Unrealized gain on securities, net of tax	431	-	431	-
Foreign currency translation adjustment	(1,679,968)	916,474	(1,896,823)	507,119
Total other comprehensive income (loss)	(1,679,537)	916,474	(1,896,392)	507,119
Comprehensive income	$4,491,263	$5,873,732	$28,607,011	$14,427,271

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and investments	$91,771,794	$63,333,160
Accounts receivable, net of reserves of $546,455 and $593,023 at September 30, 2014 and December 31, 2013, respectively	20,170,095	18,736,845
Inventories	13,582,456	10,996,785
Prepaid and deferred income taxes	2,002,616	659,040
Prepaid expenses and other	1,128,693	865,957
Total current assets	128,655,654	94,591,787
Property and equipment, at cost	53,379,965	52,413,423
Less: accumulated depreciation	(21,343,322)	(19,474,712)
	32,036,643	32,938,711
Long-term deposits and other	69,054	69,080
Intangible assets, net	16,033,944	18,998,409
Goodwill	8,702,295	9,443,894
Total assets	$185,497,590	$156,041,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,167,545	$2,793,911
Accrued expenses	5,253,693	5,537,881
Deferred revenue	12,885	180,433
Income taxes payable	-	770,276
Total current liabilities	6,434,123	9,282,501
Other long-term liabilities	948,858	1,133,544
Long-term deferred revenue	56,573	2,054,941
Deferred tax liability	8,353,531	7,936,864
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 14,800,453 and 14,289,308 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	148,004	142,893
Additional paid-in-capital	76,064,383	70,606,031
Accumulated other comprehensive loss	(3,595,487)	(1,699,095)
Retained earnings	97,087,605	66,584,202
Total stockholders’ equity	169,704,505	135,634,031
Total liabilities and stockholders’ equity	$185,497,590	$156,041,881

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Line and Product Gross Margin
(unaudited)

	Three Months Ended September 30,
	2014	2013	% Change
Orthobiologics	$18,899,873	$12,830,566	47%
Dermal	401,355	267,766	50%
Surgical	1,452,946	1,136,248	28%
Ophthalmic	366,138	1,425,609	(74%)
Veterinary	855,000	1,363,157	(37%)
Total Product Revenue	$21,975,312	$17,023,346	29%

Product gross profit	$16,250,512	$11,645,778
Product gross margin	74%	68%

	Nine Months Ended September 30,
	2014	2013	% Change
Orthobiologics	$48,750,277	$40,620,339	20%
Dermal	938,966	1,066,409	(12%)
Surgical	4,581,496	3,955,134	16%
Ophthalmic	938,134	2,818,407	(67%)
Veterinary	2,385,000	3,124,953	(24%)
Total Product Revenue	$57,593,873	$51,585,242	12%

Product gross profit	$42,175,141	$35,055,172
Product gross margin	73%	68%

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Total Revenue by Geographic Region
(unaudited)

	Three Months Ended September 30,
	2014	2013	% Change
United States	$18,455,167	$14,485,821	27%
Europe	1,784,414	1,656,656	8%
Other	1,815,842	1,611,961	13%
Total	$22,055,423	$17,754,438	24%

	Nine Months Ended September 30,
	2014	2013	% Change
United States	$72,935,722	$42,251,336	73%
Europe	5,274,071	5,226,619	1%
Other	4,130,577	6,351,871	(35%)
Total	$82,340,370	$53,829,826	53%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
President and CEO
or
Sylvia Cheung, 781-457-9000
CFO